Exhibit 4.6.4

[Execution Copy]

AMENDMENT NO. 3

          AMENDMENT NO. 3 (this “Amendment No. 3”) dated as of October 29, 2003 among NEXTEL COMMUNICATIONS, INC. (“NCI”), NEXTEL FINANCE COMPANY (the “Borrower”) and the other RESTRICTED COMPANIES party hereto and TORONTO DOMINION (TEXAS), INC., in its capacity as Administrative Agent pursuant to authority granted by the Required Lenders pursuant to Section 10.02(b) of the Credit Agreement (as defined below).

          NCI, the Restricted Companies, the lenders party thereto, the Administrative Agent and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as Collateral Agent, are parties to an Amended and Restated Credit Agreement dated as of November 9, 1999 (as modified and supplemented and in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit (by means of loans and letters of credit) to be made by said lenders to the Borrower in an aggregate principal or face amount not exceeding $6,000,000,000. NCI, the Restricted Companies and the Administrative Agent (pursuant to authority granted by, and having obtained all necessary consents of, the Required Lenders of each Class and each Issuing Bank whose LC Exposure is increasing) wish now to amend the Credit Agreement in certain respects, and accordingly, the parties hereto hereby agree as follows:

          Section 1. Definitions. Except as otherwise defined in this Amendment No. 3, terms defined in the Credit Agreement are used herein as defined therein.

          Section 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective as of the date hereof, the Credit Agreement shall be amended as follows:

          2.01. References Generally. References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.

          2.02. Definitions. Section 1.01 of the Credit Agreement shall be amended by amending the definitions of “Excess Cash Flow”, “Fixed Charges Ratio” and “Issuing Bank” in their entirety as follows:

     “Excess Cash Flow” means, for any fiscal year of the Restricted Companies, the excess (determined without duplication in accordance with GAAP) of (a) Operating Cash Flow for such fiscal year over (b) the sum of (i) Debt Service for the Restricted Companies for such fiscal year plus (ii) the aggregate amount of all Capital Expenditures for the Restricted Companies made during such fiscal year, except for any such Capital

Amendment No. 3

Expenditures to the extent financed with the proceeds of Indebtedness incurred pursuant to Section 7.01(d) or 7.01(e) during such fiscal year and that is secured by Liens permitted under Section 7.02(f) plus (iii) the aggregate amount paid, or required to be paid, in cash in respect of income taxes during such fiscal year plus (iv) the aggregate amount of Restricted Payments made by the Restricted Companies to enable the payment of principal and interest in respect of Public Notes, or the redemption price and dividends in respect of Disqualified Capital Stock (other than any such Restricted Payments to the extent financed with the proceeds of equity capital received by the Restricted Companies or Indebtedness incurred pursuant to Section 7.01(e) during such fiscal year) plus (v) $10,000,000.

     “Fixed Charges Ratio” means, as at the last day of any fiscal quarter, the ratio (determined without duplication in accordance with GAAP) of (a) the sum of (i) Annualized Operating Cash Flow as at such day plus (ii) the aggregate unutilized amount of the Revolving Credit Commitments hereunder as at such day plus (iii) the amount of cash and cash equivalents held by NCI and the Restricted Companies on such day to (b) the sum of (i) Debt Service for NCI and the Restricted Companies for the period of four fiscal quarters ending on such day plus (ii) the aggregate amount of Capital Expenditures for NCI and the Restricted Companies made during such period, except for any such Capital Expenditures to the extent financed with the proceeds of Indebtedness incurred pursuant to Section 7.01(d) or 7.01(e) during such fiscal year and that is secured by Liens permitted under Section 7.02(f) plus (iii) the aggregate amount of Federal, state and local income taxes paid by NCI and its subsidiaries in respect of such period.

     “Issuing Banks” mean JPMorgan Chase Bank, Bank of America, N.A., Societe Generale, Toronto-Dominion Bank and Barclays Bank PLC, in their capacity as issuers of Letters of Credit hereunder.

          2.03. Letters of Credit. Section 2.04(b) of the Credit Agreement shall be amended in its entirety to read as follows:

     “(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Bank) to an Issuing Bank selected by it and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.04), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the respective

Amendment No. 3

Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of each of JPMorgan Chase Bank, Bank of America, N.A. and Societe Generale in their respective capacities as Issuing Banks (determined for these purposes without giving effect to the participations therein of the Revolving Credit Lenders pursuant to paragraph (d) of this Section 2.04) shall not exceed $200,000,000 and the aggregate LC Exposure of each of The Toronto-Dominion Bank and Barclays Bank PLC in their respective capacities as Issuing Banks (determined for these purposes without giving effect to the participations therein of the Revolving Credit Lenders pursuant to paragraph (d) of this Section 2.04) shall not exceed $75,000,000, (ii) the aggregate LC Exposure of all of the Issuing Banks (so determined) shall not exceed $750,000,000 and (iii) the total Revolving Credit Exposure shall not exceed the total Revolving Credit Commitments.”

          2.04. Prepayment of Loans. Sections 2.09(a) of the Credit Agreement shall be amended in its entirety to read as follows:

     “(a) Optional Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section 2.09, provided that any prepayment of the Term Loans of any Class shall be applied to the respective installments thereof in the direct order of their maturities (i.e., so that the earliest maturing installments are prepaid first). It shall not be necessary in connection with the prepayment of any Class of Term Loans that concurrent prepayments be made of any other Class of Loans.”

          2.05. Assignment by Lenders. Section 10.04(b)(i) of the Credit Agreement shall be amended in its entirety to read as follows:

     “(i) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) and, in the case of any such assignment as to which no consent of the Administrative Agent is required, the Administrative Agent shall have acknowledged receipt of such assignment, provided that, notwithstanding the foregoing, in the case of an assignment of all or a portion of a Revolving Credit Commitment or any Revolving Credit Lender’s obligations in respect of its LC Exposure, each Issuing Bank must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed),”.

Amendment No. 3

          Section 3. Representations and Warranties. NCI and each Restricted Company represents and warrants to the Lenders and the Agents, as to itself and each of its subsidiaries, that the representations and warranties set forth in Article IV of the Credit Agreement and the other Loan Documents are true and complete on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date), and as if each reference in said Article IV to “this Agreement” included reference to this Amendment No. 3.

          Section 4. Conditions Precedent. The amendments set forth in Section 2 hereof, shall become effective as of the date hereof on the date which the Administrative Agent (or Special Counsel) shall have received (a) executed counterparts of this Amendment No. 3 from NCI, the Restricted Companies and the Administrative Agent (pursuant to authority granted by, and having obtained all necessary consents of the Required Lenders of each Class and each Issuing Bank whose LC Exposure is increasing) and (b) for the account of each Lender that, by delivery of an appropriate authorization to the Administrative Agent on or before 5:00 P.M., New York City time, on Tuesday, October 28, 2003, shall have authorized the Administrative Agent to execute and deliver this Amendment No. 3, a consent fee in an amount equal to 0.05% of the sum (determined as of the “record date” as provided in Section 5 hereof) of (i) the aggregate amount of the outstanding principal amount of Loans and LC Exposure held by such Lender plus (ii) the aggregate unutilized amount of Commitments held by such Lender.

          Section 5. Record Date. Pursuant to the penultimate paragraph of Section 10.02(b) of the Credit Agreement, the Administrative Agent establishes October 14, 2003 as the “record date” in connection with this Amendment No. 3.

          Section 6. Miscellaneous. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Amendment No. 3 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 3 by signing any such counterpart. This Amendment No. 3 shall be governed by, and construed in accordance with, the law of the State of New York.

Amendment No. 3

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to Credit Agreement to be duly executed and delivered as of the day and year first above written.

NEXTEL COMMUNICATIONS, INC.

By	/s/ Richard S. Lindhal

Name: Richard S. Lindhal
Title: VP and Treasurer

RESTRICTED COMPANIES

NEXTEL FINANCE COMPANY

By	/s/ Richard S. Lindhal

Name: Richard S. Lindhal
Title: VP and Treasurer

FCI 900, Inc.
NEXTEL COMMUNICATIONS OF THE MID-ATLANTIC, INC.
NEXTEL OF CALIFORNIA, INC.
NEXTEL LICENSE ACQUISITION CORP.
NEXTEL LICENSE HOLDINGS 1, INC.
NEXTEL LICENSE HOLDINGS 2, INC.
NEXTEL LICENSE HOLDINGS 3, INC.
NEXTEL LICENSE HOLDINGS 4, INC.
NEXTEL OF NEW YORK, INC.

Amendment No. 3

NEXTEL OPERATIONS, INC.
NEXTEL SOUTH CORP.
NEXTEL OF TEXAS, INC.
NEXTEL SYSTEMS CORP.
NEXTEL WEST CORP.

By		/s/ Richard S. Lindhal

Name: Richard S. Lindhal
Title: VP and Treasurer

FORT WORTH TRUNKED RADIO LIMITED PARTNERSHIP

By Nextel of Texas, Inc., a General Partner

By		/s/ Richard S. Lindhal

Name: Richard S. Lindhal
Title: VP and Treasurer

ADMINISTRATIVE AGENT

TORONTO DOMINION (TEXAS) INC.,
as Administrative Agent

	By	/s/ Jim Bridwell

Name: Jim Bridwell
Title: Vice President

Amendment No. 3